Consent of Independent Auditors
                        -------------------------------





The Board of Trustees and Shareholders
Norwest Select Funds:



We consent to the use of our report dated February 5, 1999 included herein and the references to our firm under captions "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.

                                                       /s/ KPMG Peat Marwisk LLP

Boston, Massachusetts
April 21, 19999